Exhibit 99.1

FOR RELEASE 6:00 AM ET, July 12, 2021

Contact: Robert S. Tissue, Executive Vice President & CFO
Telephone: (304) 530-0552
Email: rtissue@summitfgi.com

SUMMIT COMMUNITY BANK INC. COMPLETES ITS ACQUISITION OF FOUR SOUTHERN WV BRANCH BANKING CENTERS

(MOOREFIELD, W.Va.) July 12, 2021 (GLOBAL NEWSWIRE) - Summit Financial Group, Inc. (“Summit”) (NASDAQ: SMMF) today reported that its wholly-owned subsidiary, Summit Community Bank, Inc., has completed its previously announced acquisition of four full-service branch banking offices and two drive-up banking locations of MVB Bank, Inc., a wholly-owned subsidiary of MVB Financial Corp. (NASDAQ: MVBF), consisting of substantially all of MVB Bank Inc.’s Southern West Virginia community banking operations. The four full-service banking centers are located at 400 Washington Street East, Charleston; 3754 Teays Valley Road, Hurricane; 660 Central Avenue, Barboursville; and 999 4th Avenue, Huntington, and its drive-up banking locations at 6399 Route 60, Barboursville, and 940 5th Avenue, Huntington.

“We are excited to welcome the clients and employees of the four former MVB Bank branches to the Summit Community Bank team,” said Summit’s President and Chief Executive Officer, H. Charles Maddy, III. “We are very excited by the prospects for this expansion of our presence in and commitment to the Southern West Virginia region,” Maddy concluded.

About Summit Financial Group, Inc.

Summit Financial Group, Inc. is a $3.3 billion financial holding company headquartered in Moorefield, West Virginia. Summit provides community banking services primarily in the Eastern Panhandle, Southern and North Central regions of West Virginia and the Northern, Shenandoah Valley and Southwestern regions of Virginia, through its bank subsidiary, Summit Community Bank, Inc., which operates forty-six banking locations.